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EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK



(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA)          THREE MONTHS ENDED                NINE MONTHS ENDED
                                                             SEPTEMBER 30, 2000               SEPTEMBER 30, 2000
                                                            --------------------             --------------------
Average shares outstanding - Basic                                  35.2                              35.3

Effect of dilutive securities:
    Stock options                                                    0.0                               0.0
                                                                    ----                              ----
Average shares outstanding - Assuming dilution                      35.2                              35.3
                                                                    ====                              ====

Net income                                                          12.6                              35.5

Earnings per share
    Basic                                                           $0.36                             $1.01
    Dilutive                                                        $0.36                             $1.01




                                     10Q-25